Exhibit (h)(10)(ii)
APPENDIX A

SERIES OF THE TRUST
(updated June 9, 2022)

1.	Arin Large Cap Theta Fund
2.	AI Quality Growth ETF
3.	AI Quality Dividend ETF
4.	Adaptive Alpha Opportunities ETF
5.	Adaptive High Income ETF
6.	RH Hedged Multi-Asset Income ETF
7.	RH Tactical Outlook ETF
8.	RH Tactical Rotation ETF
9.	Matisse Discounted Bond CEF Strategy
10.	Matisse Discounted Closed-End Fund Strategy
11.	QCI Balanced Fund
12.	Roumell Opportunistic Value Fund
13.	Sector Rotation Fund
14.	Typhon Tactical Managed Futures Strategy Fund
15.	Utah Focus Fund